Exhibit 10.1

Waiver and Acknowledgment

This Waiver and Acknowledgment (“Agreement”) is entered into by and among Ansa Sekharan (“Executive”), Informatica Inc. (“Informatica”) and Salesforce, Inc. (“Salesforce”), as of May 26, 2025.

Reference is made to (1) the Informatica Inc. Change in Control and Severance Agreement (the “Severance Agreement”), by and between Executive and Informatica, dated as of October 7, 2021, and (2) the Agreement and Plan of Merger (the “Merger Agreement”), by and among Salesforce, Informatica and certain other parties thereto, as of the date hereof. Capitalized terms that are used but not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

By executing this letter, in consideration of the benefits that Executive will receive as a result of the completion of the Merger and Executive’s continued employment with Informatica, Salesforce or one of their respective affiliates, Executive acknowledges and agrees as follows:

1. For purposes of Executive’s rights and benefits under the Severance Agreement:

a. Section 3 of the Severance Agreement shall not apply to the treatment of Executive’s Awards (as defined in the Severance Agreement), it being understood that the treatment of Executive’s Awards, excluding any Adjusted RSUs granted in 2026 (“Adjusted 2026 RSUs”) upon completion of the Merger shall be as set forth in Section 2.3 of the Merger Agreement.

b. Effective as of immediately prior to the Closing, clause (a) of the definition of Good Reason (as defined in the Severance Agreement) shall be deemed deleted and of no force or effect, so that the definition of Good Reason shall thereafter be amended and restated as follows:

8.11 “Good Reason” means Executive’s termination of Executive’s employment with the Company within sixty (60) days following the expiration of the Company’s Cure Period (as defined below) following the occurrence of any of the following without Executive’s written consent: (a) a material reduction in Executive’s base salary other than a one-time reduction of not more than ten percent (10%) that also is applied to substantially all of the Company’s other executive officers; (b) a material reduction in the aggregate level of benefits made available to Executive other than a reduction that also is applied to substantially all of the Company’s other executive officers; (c) relocation of Executive’s primary place of business for the performance of Executive’s duties to the Company to a location that is more than thirty-five (35) miles from its prior location or (d) a material breach by the Company of any agreement between the Company and you. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice identifying the acts or omissions constituting the grounds for “Good Reason” within sixty (60) days following the initial existence of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of such notice (the “Cure Period”). To the extent Executive’s primary place of business is not the Company’s corporate offices or facilities due to a shelter-in-place order, quarantine order, or similar work-from-home requirement that applies to Executive, Executive’s primary place of business, from which a change in location under the foregoing clause (d) will be measured, will be considered the Company’s office or facility location where Executive’s employment with the Company primarily was based immediately prior to the commencement of such shelter-in-place order, quarantine order, or similar work-from-home requirement.

c. Effective as of immediately prior to the Closing, the definition of Change in Control Period as provided in Section 8.5 of the Severance Agreement shall be amended and restated as set forth below:

8.5 “Change in Control Period” means the period beginning on the date three (3) months prior to a Change in Control and ending on (and inclusive of) the date that is the two (2) year anniversary of a Change in Control.

d. For the avoidance of doubt, by executing this letter, effective as of immediately prior to the Closing, Executive hereby irrevocably waives, and Executive will not have the right to assert, “Good Reason” under the terms of the Severance Agreement or any of Executive’s equity award agreements with Informatica as a result of any changes to Executive’s position or duties.

2. As of the Closing, each of Executive’s Company Equity Awards that are outstanding as of immediately prior to the Closing, other than any Company Options covered by Section 2.3(a) of the Merger Agreement, will be assumed and converted into a Salesforce equity award of the same type in accordance with the terms of the Merger Agreement; provided, however, that, with respect to Executive’s unvested Adjusted Options and Adjusted RSUs held as of immediately prior to the Closing (excluding any 2026 Adjusted RSUs which shall maintain the vesting schedule in effect immediately prior to Closing), the applicable vesting schedules shall be revised such that as of the first anniversary of the Closing 100% of such awards that remain unvested shall vest as of that date, subject to Executive’s continued employment through the first anniversary of Closing.

3. By executing this Agreement, Salesforce expressly assumes, subject to and contingent upon the occurrence of the Closing, the Severance Agreement, as amended by this Agreement.

4. The provisions of this letter (a) shall be enforceable by Informatica, Salesforce and their respective successors and assigns, (b) shall be binding on any successor of Informatica and Salesforce, (c) may not be amended or waived without the written consent of (i) Executive, Informatica and Salesforce prior to the Closing, and (ii) Executive and Salesforce after the Closing, and (d) shall be governed by the laws of the state of Delaware.

5. This letter will become null and void if the Merger Agreement is terminated without the Closing having occurred.

[Signature Page Follows]

IN WITNESS WHEREOF, Salesforce, Informatica and Executive have caused this Agreement to be signed as of the date first written above.

SALESFORCE, INC.

By:	/s/ Nathalie Scardino
Name:	Nathalie Scardino
Title:	President and Chief People Officer

[Signature Page to Amendment and Waiver]

INFORMATICA, INC.

By:	/s/ Rashmi Garde
Name:	Rasmi Garde
Title:	Chief Legal Officer

[Signature Page to Amendment and Waiver]

EXECUTIVE

By:	/s/ Ansa Sekharan
Name:	Ansa Sekharan

[Signature Page to Amendment and Waiver]